UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0059
Washington, D.C. 20549	Expires: January 31, 2008
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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.        )

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Scientific Games Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 27, 2006

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Scientific Games Corporation to be held at 2:00 p.m. on Thursday, June 8, 2006, at the Regency Hotel, 540 Park Avenue, New York, New York.

At the Annual Meeting, you will be asked to elect directors and to ratify the appointment of independent accountants. These matters are described in detail in the accompanying Notice of Annual Meeting and Proxy Statement.

Whether you plan to attend in person or not, it is important that your shares be represented and voted at the Annual Meeting. Therefore, regardless of the number of shares you own, please complete, sign, date and mail the enclosed proxy card in the return envelope provided. Most stockholders will also be able to vote by telephone or over the Internet. Please refer to your proxy card to see which options are available to you.

I look forward to seeing you at the Annual Meeting.

Sincerely,

A. Lorne Weil
Chairman of the Board

SCIENTIFIC GAMES CORPORATION
750 Lexington Avenue, 25th Floor
New York, New York 10022

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of Scientific Games Corporation will be held at 2:00 p.m. on Thursday, June 8, 2006, at the Regency Hotel, 540 Park Avenue, New York, New York, for the following purposes:

1.                To elect ten members of the Board of Directors to serve for the ensuing year and until their respective successors are duly elected and qualified.

2.                To ratify the appointment of Deloitte & Touche LLP as independent accountants for the Company for the fiscal year ending December 31, 2006.

3.                To consider and act upon any other matter that may properly come before the meeting or any adjournment thereof. The Board of Directors is not presently aware of any such matter.

Only stockholders of record at the close of business on April 20, 2006 are entitled to receive notice of and to vote at the meeting and any adjournment thereof. A list of the holders will be open to the examination of stockholders for ten days prior to the date of the meeting, between the hours of 9:00 a.m. and 5:00 p.m., at the office of the Secretary of the Company at 750 Lexington Avenue, 25th Floor, New York, New York, and will be available for inspection at the meeting itself.

Whether you plan to be personally present at the meeting or not, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope or, if available to you, submit your proxy by telephone or over the Internet. If you later desire to revoke your proxy, you may do so at any time before it is exercised, in the manner described in the enclosed Proxy Statement.

By Order of the Board of Directors

Martin E. Schloss
Senior Vice President and Secretary

Dated:   April 27, 2006

SCIENTIFIC GAMES CORPORATION
750 Lexington Avenue, 25th Floor
New York, New York 10022

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Scientific Games Corporation (“Scientific Games,” the “Company,” “we” or “us”) of proxies to be voted at the Annual Meeting of Stockholders to be held on Thursday, June 8, 2006, at 2:00 p.m. at the Regency Hotel, 540 Park Avenue, New York, New York, and any adjournment or postponement of the meeting, for the purposes set forth in the Notice of Annual Meeting of Stockholders.

It is expected that this Proxy Statement and enclosed form of proxy will be mailed to stockholders beginning on or about April 28, 2006. The Annual Report for the fiscal year ended December 31, 2005 is also being mailed to stockholders with this Proxy Statement.

Stockholders Entitled to Vote

All stockholders of record at the close of business on April 20, 2006 are entitled to vote at the meeting. At the close of business on April 20, 2006, a total of 91,115,366 shares of common stock were outstanding. Each share is entitled to one vote on all matters that properly come before the meeting.

Voting Procedures

If you are the record holder of your shares, you can vote in person at the meeting or by proxy in one of the following three ways:

1.                Vote by Mail:   Complete, sign, date and return your proxy card in the enclosed postage-paid envelope.

2.                Vote by Telephone:   Call the toll-free number 1-800-proxies. You will need to provide the control number printed on your proxy card and follow the instructions on your card and the voice prompts.

3.                Vote over the Internet:   Go to the website www.voteproxy.com. You will need to provide the control number printed on your proxy card and follow the instructions on your card and the website.

If you vote by telephone or over the Internet, do not return your proxy card.

If you are not the record holder of your shares (i.e., they are held in “street” name by a broker, bank or other nominee), you will receive instructions from the record holder asking you how you wish to vote. Telephone and Internet voting will be offered by most brokers and banks. Please refer to the proxy form and other information provided by the record holder to see which voting options are available to you. If you wish to vote your shares in person at the meeting, you must first obtain a proxy issued in your name from the record holder.

Voting of Proxies

All valid proxies received prior to the meeting will be voted in accordance with the instructions specified by the stockholder. If a proxy card is returned without instructions, the persons named as proxy holders on your proxy card will vote in accordance with the recommendations of the Board, which are as follows:

•       FOR  election of the nominated directors (Proposal 1); and

•       FOR  ratification of the appointment of the independent accountants (Proposal 2).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

Changing Your Vote

A proxy may be revoked at any time prior to its being voted by delivering written notice to the Secretary of the Company, by delivering a properly executed later-dated proxy (including by telephone or over the Internet), or by voting in person at the meeting.

Quorum

The presence, in person or by proxy, of the stockholders of a majority of the shares entitled to vote at the meeting constitutes a quorum for the transaction of business.

Vote Required

Election of Directors.   Assuming a quorum is present, directors will be elected by a plurality of the votes cast in person or by proxy at the meeting.

Other Proposals.   Approval of other proposals requires the affirmative vote of a majority of the votes entitled to be cast in person or by proxy at the meeting.

Effect of Abstentions

If you vote “Abstain” (rather than vote “For” or “Against”) with respect to a proposal, your shares will count as present for purposes of determining whether a quorum is present but will have the effect of a negative vote on matters other than the election of directors.

Effect of Broker Non-Votes

If any broker “non-votes” occur at the meeting with respect to your shares, the broker “non-votes” will count for purposes of determining whether a quorum is present but not for purposes of determining the number of votes cast with respect to a particular proposal. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power on that item and has not received instructions from the owner. Brokers have discretionary voting power under the rules governing brokers to vote without instructions from the beneficial owner on certain “routine” items such as the election of directors and the ratification of the appointment of independent accountants (Proposals 1 and 2) and, accordingly, your shares may be voted by your broker on Proposals 1 and 2.

Security Ownership

The following table sets forth certain information as of March 31, 2006 as to the security ownership of each person known to us to be the beneficial owner of more than five percent of the outstanding shares of our common stock, each of our directors, each of the Named Executive Officers listed in the Summary Compensation Table, and all of our directors and executive officers as a group. Except as otherwise indicated, the stockholders listed in the table below have sole voting and investment power with respect to the shares indicated.

	Shares of Common Stock
Name	Number (1)		Percent (1)
MacAndrews & Forbes Holdings Inc.	21,915,089	(2)	24.05%
35 East 62nd Street
New York, NY 10021
A. Lorne Weil	3,957,675	(3)	4.25%
Peter A. Cohen	1,097,136	(4)	1.20%
Gerald J. Ford	0		—
Howard Gittis	38,032	(5)	*
Ronald O. Perelman	21,943,121	(6)	24.08%
Michael J. Regan	0		—
Barry F. Schwartz	33,032	(5)	*
Eric M. Turner	1,427		*
Brian G. Wolfson	21,438	(7)	*
Joseph R. Wright, Jr.	13,751	(7)	*
Cliff O. Bickell	4,471		*
Michael R. Chambrello	0		—
William J. Huntley	52,970	(8)	*
Steven M. Saferin	0		—
All directors and executive officers as a group (consisting of 19 persons) (3)(4)(5)(7)(8)	27,494,137	(9)	29.36%

*                     Represents less than 1% of the outstanding shares of common stock.

(1)             Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. A person who has the right to acquire securities within 60 days of March 31, 2006 through the exercise or conversion of an option, warrant or other security is deemed to be the beneficial owner of the securities which may be acquired. Such securities are deemed to be outstanding for the purpose of calculating the percentage of outstanding securities owned by such person but are not deemed to be outstanding for the purpose of calculating the percentage owned by any other person.

(2)             Consists of 21,915,089 shares held by SGMS Acquisition Corporation, a holding company owned by MacAndrews & Forbes Holdings Inc. (formerly known as Mafco Holdings Inc.), whose sole stockholder is Mr. Perelman. A Schedule 13D jointly filed with the SEC by SGMS Acquisition Corporation and MacAndrews & Forbes Holdings Inc. on November 26, 2003 sets forth information as of such date with respect to the board of directors and executive officers of such entities. As noted in Amendment No. 1 to such Schedule 13D filed on August 9, 2004, the 21,915,089 shares were issued upon conversion of all of the shares of our Series A Convertible Preferred Stock held by SGMS Acquisition Corporation.

(3)             Includes 2,062,250 shares issuable upon exercise of stock options held by Mr. Weil. Also includes 214,505 shares held for Mr. Weil’s deferred compensation account by a grantor trust established in connection with the Company’s deferred compensation plan and 10,000 shares held by The Lorne Weil Charitable Foundation, with respect to which Mr. Weil serves as President. Excludes 80,000 shares held by The Lorne Weil 1989 Trust, John Novogrod, Trustee, as to which Mr. Weil disclaims beneficial ownership.

(4)             Includes 50,000 shares issuable upon exercise of a stock option held by Mr. Cohen and 6,400 shares held by members of Mr. Cohen’s immediate family. Also includes 750,000 shares held by Ramius Securities, LLC and 180,965 shares held by third party accounts managed by Ramius Securities, LLC. Mr. Cohen is one of three managing members of C4S & Co., LLC, the sole managing member of Ramius Capital Group, LLC, which is the parent company of Ramius Securities, LLC. Accordingly, Mr. Cohen may be deemed to beneficially own all of the securities held by Ramius Securities, LLC and the third party accounts. Mr. Cohen disclaims beneficial ownership of such securities.

(5)             Includes 25,000 shares issuable upon exercise of stock options.

(6)             Includes the 21,915,089 shares reported in footnote 2 above which may be deemed to be beneficially owned by Mr. Perelman, the sole stockholder of MacAndrews & Forbes Holdings Inc. Also includes (a) 3,032 shares and (b) 25,000 shares issuable upon exercise of stock options held directly by Mr. Perelman. Mr. Perelman’s address is c/o MacAndrews & Forbes Holdings Inc., 35 East 62nd Street, New York, NY 10021.

(7)             Includes 12,500 shares issuable upon exercise of stock options.

(8)             Includes 43,000 shares issuable upon exercise of stock options.

(9)             Includes 2,524,934 shares issuable upon exercise of stock options.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees for Election

The Board of Directors has nominated for election to the Board the ten persons named below to serve for a one-year term and until their successors have been duly elected and qualified or until their earlier death, resignation or removal. Four of the nominees, Messrs. Ronald O. Perelman, Howard Gittis, Barry F. Schwartz and Peter A. Cohen, were designated for election to the Board by MacAndrews & Forbes Holdings Inc., our largest stockholder, pursuant to its rights under a stockholders’ agreement with us (discussed more fully below). All of the nominees are presently directors of the Company.

The Board recommends that you vote in favor of the election of each of the nominees named below as directors of the Company for the ensuing year, and the persons named as proxies in the enclosed proxy will vote the proxies received by them for the election of each of the nominees unless otherwise specified on those proxies. All of the nominees have indicated a willingness to serve as directors, but if any nominee becomes unavailable to serve before the election, proxies may be voted for a substitute nominee selected by the Board.

The name, age, business experience and certain other information regarding each of the nominees for director are set forth below.

Name	Age	Position with the Company	Director Since
A. Lorne Weil	60	Chairman of the Board and Chief Executive Officer(1)	1989
Peter A. Cohen	59	Vice Chairman of the Board(1)	2000
Gerald J. Ford	61	Director(4)(5)	2005
Howard Gittis	72	Director(3)(4)	2003
Ronald O. Perelman	63	Director(1)	2003
Michael J. Regan	64	Director(2)	2006
Barry F. Schwartz	57	Director(2)(5)	2003
Eric M. Turner	50	Director(3)(5)	2002
Sir Brian G. Wolfson	70	Director(2)	1988
Joseph R. Wright, Jr.	67	Director(3)(4)	2004

(1)          Member of Executive and Finance Committee

(2)          Member of Audit Committee

(3)          Member of Compensation Committee

(4)          Member of Nominating and Corporate Governance Committee

(5)          Member of Compliance Committee

A. Lorne Weil has been Chairman of our Board since October 1991 and our Chief Executive Officer since April 1992. Mr. Weil also served as our President from August 1997 to June 2005. Mr. Weil was President of Lorne Weil, Inc., a firm providing strategic planning and corporate development services to high technology industries, from 1979 to November 1992. Previously, Mr. Weil was Vice President of Corporate Development at General Instrument Corporation, working with wagering and cable systems.

Peter A. Cohen has been Vice Chairman of our Board since February 2003. Mr. Cohen is a founding partner and principal of Ramius Capital Group, LLC, a private investment management firm formed in 1994. From November 1992 to May 1994, Mr. Cohen was Vice Chairman and a director of Republic New York Corporation, as well as a member of its executive management committee. Mr. Cohen was also Chairman of Republic’s subsidiary, Republic New York Securities Corporation. Mr. Cohen was Chairman of the Board and Chief Executive Officer of Shearson Lehman Brothers from 1983 to 1990. Mr. Cohen is a director of L-3 Communications Holdings, Inc.

Gerald J. Ford has been a financial institutions entrepreneur and private investor involved in numerous mergers and acquisitions of private and public sector financial institutions over the past 30 years. Mr. Ford served as Chairman of the Board and Chief Executive Officer of Golden State Bancorp Inc. from September 1998 until its merger with Citigroup Inc. in November 2002. Mr. Ford is Chairman of the Board of First Acceptance Corporation and a director of Freeport-McMoRan Copper & Gold Inc., McMoRan Exploration Co. and Affordable Residential Communities, Inc.

Howard Gittis has been Vice Chairman and Chief Administrative Officer of MacAndrews & Forbes Holdings Inc., a diversified holding company, and various affiliates since 1985 and has been Chairman, President and Chief Executive Officer of M & F Worldwide Corp. since 2000. Prior to joining MacAndrews & Forbes, Mr. Gittis was a partner at the Philadelphia law firm of Wolf, Block, Schorr and Solis-Cohen where he had served as Chairman of the Executive Committee. Mr. Gittis is a director of Jones Apparel Group, Inc., M & F Worldwide Corp., Panavision Inc. and Revlon, Inc.

Ronald O. Perelman has been Chairman and Chief Executive Officer of MacAndrews & Forbes Holdings Inc., a diversified holding company, and various affiliates since 1980. Mr. Perelman is Chairman of the Board of Revlon Consumer Products Corporation and Revlon, Inc., Co-Chairman of the Board of Panavision Inc., a member of the board of managers of Allied Security Holdings LLC and REV Holdings LLC and a director of M & F Worldwide Corp.

Michael J. Regan is a former Vice Chairman and Chief Administrative Officer of KPMG LLP and was the lead audit partner for many Fortune 500 companies during his 40 year tenure with KPMG. Mr. Regan is a member of the board of managers of Allied Security Holdings LLC.

Barry F. Schwartz has been Executive Vice President and General Counsel of MacAndrews & Forbes Holdings Inc., a diversified holding company, and various affiliates since 1993 and was Senior Vice President of MacAndrews & Forbes from 1989 to 1993. Prior to joining MacAndrews & Forbes, Mr. Schwartz was a partner at the Philadelphia law firm of Wolf, Block, Schorr and Solis-Cohen. Mr. Schwartz is a member of the board of managers of REV Holdings LLC and a director of Revlon Consumer Products Corporation.

Eric M. Turner served as Senior Vice President of State Street Corporation, a financial services company, from 1996 to 2003. Mr. Turner was the executive director of the Massachusetts State Lottery Commission from 1992 to 1995. During his time at the Lottery Commission, Mr. Turner was elected to positions of Treasurer and Secretary of the North American Association of State and Provincial Lotteries, a professional association of North American lotteries. In 1991, Mr. Turner served as Deputy Treasurer of the Commonwealth of Massachusetts. Prior to that time, he was employed with Drexel Burnham Lambert for approximately six years, last serving as Corporate Vice President, Municipal Finance Department, from 1989 to 1990.

Sir Brian G. Wolfson served as Chairman of Wembley plc, a United Kingdom company involved in the sports and entertainment industries, from 1987 to May 1995, and as Deputy Chairman of Wembley from May 1995 to September 1995. Sir Brian served as Chairman of the Board of Kepner-Tregoe Inc. from 1999 to May 2005. Sir Brian is Chairman of the Board of Natural Health Trends Corp.

Joseph R. Wright, Jr. has been Chief Executive Officer of PanAmSat Corporation, a provider of global video and data broadcast services via satellite, since August 2001. Mr. Wright was the President of Terremark Worldwide, Inc. from March 2000 to August 2001 and was the Chairman of GRC International, Inc. from 1996 to March 2000. He was Executive Vice President and Vice Chairman of W.R. Grace & Co. from 1989 to 1994. Mr. Wright was a member of President Reagan’s Cabinet as Director of the White House Office of Management and Budget (OMB) from 1988 to 1989 and was Deputy Director of OMB from 1982 to 1988. Mr. Wright is a director of PanAmSat Corporation and Terremark Worldwide, Inc.

Designees of MacAndrews & Forbes Holdings Inc.

Messrs. Perelman, Gittis, Schwartz and Cohen were designated for election to the Board by MacAndrews & Forbes Holdings Inc., our largest stockholder, pursuant to its rights under a Stockholders’ Agreement with us dated September 6, 2000, as supplemented by an agreement dated June 26, 2002 and by an agreement dated October 10, 2003. The Stockholders’ Agreement was originally entered into with holders of our Series A Convertible Preferred Stock in connection with the initial issuance of the Preferred Stock and provides for, among other things, the right of the holders to designate up to four members of our Board based on their ownership of Preferred Stock or the common stock issued upon conversion thereof. All of the Preferred Stock was converted into common stock in August 2004. MacAndrews & Forbes, which owned approximately 92% of the Preferred Stock prior to conversion and owns approximately 24% of our outstanding common stock following conversion, has the right to designate up to four directors based on its level of share ownership. The percentages that must be maintained in order to designate directors are as follows: (a) 20% to designate four directors; (b) 16% to designate three directors; (c) 9% to designate two directors; and (d) 4.6% to designate one director. Such percentages, in each case, are to be determined based on our fully diluted common stock subject to certain exclusions of common stock or other securities that may be issued in the future.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE TEN NOMINEES.

Information about the Board of Directors and Committees

Director Independence.   The Board adopted Director Independence Guidelines as a basis for determining that individual directors are independent under the standards of the Nasdaq Stock Market. This determination, to be made annually, helps assure the quality of the Board’s oversight of management and reduces the possibility of damaging conflicts of interest. Under these standards, a director will not qualify as independent if:

(1)         the director has been employed by the Company at any time within the past three years;

(2)         the director has an immediate family member who has been employed as an executive officer of the Company at any time within the past three years;

(3)         the director or an immediate family member of the director has received in excess of $60,000 in the current or any of the past three years other than for Board or Board Committee service, payments arising from investments in the Company’s securities or, in the case of the family member, as compensation for employment in a non-executive position;

(4)         the director or an immediate family member of the director is a partner, controlling shareholder or executive officer of an organization which made payments to, or received payments from, the Company in the current or in any of the past three years that exceed the greater of 5% of the recipient’s consolidated gross revenues or $200,000;

(5)         the director or an immediate family member of the director is employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company served on the compensation committee of such other entity; or

(6)         the director or an immediate family member of the director is a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

The Board has determined that Messrs. Cohen, Ford, Gittis, Perelman, Regan, Schwartz, Turner, Wolfson and Wright qualify as independent under the rules of the Nasdaq Stock Market.

Code of Ethics.   The Board of Directors adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees. The Code sets forth fundamental principles of integrity and business ethics and is intended to ensure ethical decision making in the conduct of professional responsibilities. Among the areas addressed by the Code are standards concerning conflicts of interest, confidential information and compliance with laws, regulations and policies. The full text of the Code can be accessed through the Corporate Governance link on our website at www.scientificgames.com.

Corporate Governance Guidelines.   The Board of Directors adopted Corporate Governance Guidelines that outline the structure, role and functioning of the Board and the Board’s position on various governance matters including director independence, the Board selection process, length of Board service, Board meetings and executive sessions of independent directors, Board and Committee performance evaluations and management succession planning. The full text of the Guidelines can be accessed through the Corporate Governance link on our website at www.scientificgames.com.

Lead Director Role.   The Board has designated Mr. Cohen, who serves as Vice Chairman of the Board and as Chairman of the Executive and Finance Committee of the Board, as the lead director to preside over executive sessions of the independent directors. The responsibilities of the lead director include facilitating communication between the independent directors and the Chairman and coordinating the activities of the independent directors. Mr. Cohen also provides assistance to the Board and the Committees of the Board in their evaluations of management’s performance and he carries out other duties that the Board assigns to him from time to time in areas of governance and oversight.

Board Meetings.   The Board of Directors held a total of nine meetings during 2005 including four executive sessions at which no members of management were present. All directors attended at least 75% of the total number of meetings of the Board and Committees of the Board on which they served during 2005.

Board Committees.   The Board of Directors has five Committees: the Audit Committee, the Compensation Committee, the Executive and Finance Committee, the Nominating and Corporate Governance Committee and the Compliance Committee. All Committees are comprised solely of independent directors with the exception of the Executive and Finance Committee. The Board has approved charters for every Board Committee which can be accessed through the Corporate Governance link on our website at www.scientificgames.com.

Audit Committee.   The Audit Committee currently consists of Michael J. Regan (Chairman), Barry F. Schwartz  and Sir Brian G. Wolfson. The Board has determined that each member is independent under the listing standards of the Nasdaq Stock Market and that Mr. Regan qualifies as an audit committee financial expert under the rules of the SEC. The Audit Committee hires the Company’s independent accountants and is charged with the responsibility of overseeing the accounting, auditing and financial reporting processes of the Company. In the course of performing its functions, the Audit Committee reviews, with management and the independent accountants, the Company’s internal accounting controls, the annual financial statements, the report and recommendations of the independent accountants, the scope of the audit, and the qualifications and independence of the auditors. The report of the Audit Committee is set forth later in this Proxy Statement. The Audit Committee held thirteen meetings during 2005.

Compensation Committee.   The Compensation Committee currently consists of Howard Gittis (Chairman), Eric M. Turner and Joseph R. Wright, Jr. The Board has determined that each member is independent under the listing standards of the Nasdaq Stock Market. The Compensation Committee sets the compensation of the Chief Executive Officer and other senior executives of the Company, administers the equity incentive plans and the executive compensation programs of the Company, determines eligibility for, and awards under, such plans and programs, and makes recommendations to the Board with regard to the adoption of new employee benefit plans and equity incentive plans. The report of the Compensation Committee is set forth later in this Proxy Statement. The Compensation Committee held eight meetings during 2005.

Executive and Finance Committee.   The Executive and Finance Committee currently consists of Peter A. Cohen (Chairman), Ronald O. Perelman and A. Lorne Weil. The Executive and Finance Committee has broad authority to act on behalf of the Board in the management of the business and affairs of the Company between regular meetings of the Board. The Executive and Finance Committee did not hold any meetings during 2005.

Nominating and Corporate Governance Committee.   The Nominating and Corporate Governance Committee currently consists of Joseph R. Wright, Jr. (Chairman), Gerald J. Ford and Howard Gittis. The Board has determined that each member is independent under the listing standards of the Nasdaq Stock Market. The Committee is responsible for identifying individuals who are qualified to become directors, recommending nominees for membership on the Board and committees of the Board and for monitoring, reviewing and recommending corporate governance principles, procedures and practices. The Committee does not have a set of minimum, specific qualifications that must be met by a candidate for director and will consider individuals suggested as candidates by stockholders. The Committee will review the candidate’s background, experience and abilities, and the contributions the candidate can be expected to make to the collective functioning of the Board and the needs of the Board at the time. A stockholder wishing to propose a nominee should submit a recommendation in writing to the Company’s Secretary at least 120 days before the mailing date for proxy material applicable to the annual meeting for which such nomination is proposed for submission, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a director. Within the last year, the Committee identified several candidates through recommendations made by directors. In prior years, candidates have been identified through recommendations from directors, the Chief Executive Officer and other third parties. The Committee anticipates that it would use these sources as well as stockholder recommendations to identify candidates in the future. The Nominating and Corporate Governance Committee held five meetings during 2005.

Compliance Committee.   The Compliance Committee currently consists of Barry F. Schwartz (Chairman), Gerald J. Ford and Eric M. Turner. The Board has determined that each member is independent under the listing standards of the Nasdaq Stock Market. The Compliance Committee is responsible for providing oversight and guidance to the Company’s compliance program with respect to compliance with laws and regulations applicable to the business of the Company, including gaming laws, and with respect to compliance with the Code of Conduct by employees, officers, directors and other representatives of the Company. The Compliance Committee held seventeen meetings during 2005.

Stockholder Communications with Directors.   Stockholders may communicate with the Board of Directors or an individual director by sending a letter to the Board or to a director’s attention care of the Secretary of the Company at Scientific Games Corporation, 750 Lexington Avenue, 25th Floor, New York, New York, 10022. The Secretary will open, log and deliver all such correspondence (other than advertisements, solicitations or communications that contain offensive or abusive content) to directors on a periodic basis, generally in advance of each Board meeting.

Attendance at Stockholders’ Meetings.   The Company encourages directors to attend the annual stockholders’ meeting. Last year, eight of the nine directors then serving on the Board attended the annual meeting.

Directors’ Compensation

During 2005, the non-employee directors of the Company received cash retainers, meeting fees and stock grants:

2005 Cash Retainers.   Each director was paid an annual retainer of $30,000. Additional annual retainers were paid to the Committee Chairs in the amount of $25,000 and to the Vice Chairman of the Board in the amount of $75,000.

2005 Meeting Fees.   A meeting fee of $2,000 was paid for each Board meeting attended in person and $1,000 for each Committee meeting attended in person other than one held on the same day as a Board meeting. A meeting fee of $500 was paid for attending a Board or Committee meeting by telephone conference call and for attending a Committee meeting that was held on the same day as a Board meeting.

2005 Restricted Stock Awards.   Each director received a grant of 1,251 shares of restricted stock having an aggregate fair market value of $30,000 and a three-year vesting schedule (one-third of the total vesting on each of the first three anniversaries of the date of grant).

2005 Stock Option Awards.   Two directors received stock options for 50,000 shares in connection with their five-year anniversary of Board service and one director received a stock option for 50,000 shares upon his joining the Board. Each of the options was awarded at an exercise price equal to the fair market value of our common stock on the date of grant with a four-year vesting schedule (one-quarter of the total vesting on each of the first four anniversaries of the date of grant) and a term of up to ten years.

In November 2005, the Board approved changes to the non-employee directors’ compensation program following a comprehensive review conducted by the Compensation Committee with the assistance of an independent compensation consultant. The new compensation structure, which was implemented as of January 1, 2006, is as follows:

Cash Retainers.   Directors will be paid an annual retainer of $50,000. The Chair of each Committee will receive an additional retainer of $10,000, except that the Audit Committee Chair will receive a retainer of $20,000. The Vice Chairman of the Board will receive an additional retainer of $250,000 (which includes the retainer for his service as Chair of the Executive and Finance Committee).

Meeting Fees.   A meeting fee of $2,000 will be paid for each Board and Committee meeting.

Restricted Stock Awards.   Each director will receive an annual grant of restricted stock units at the beginning of the year having an aggregate fair market value of $110,000 and a five-year vesting schedule (one-fifth of the total vesting on each of the first five anniversaries of the date of grant) provided the director satisfied the Board’s attendance requirements. The Board imposes a minimum meeting attendance requirement in connection with awards of restricted stock such that only directors who have attended at least 75% of the total number of meetings held by the Board and Committees on which they served in the prior year are eligible to receive an award, except that a new director with less than six months of service in the prior year is not subject to such threshold with respect to the first grant made after becoming a director.

Stock Option Awards.   A new director will receive a grant of stock options to purchase 50,000 shares at a price equal to the fair market value of our common stock upon joining the Board. The options will have a five-year vesting schedule (one-fifth of the total becoming exercisable on each of the first five anniversaries of the date of grant) and a term of up to ten years.

In addition, the Board approved a special one-time grant of 67,000 restricted stock units with a five-year vesting schedule to Mr. Cohen in January 2006 in connection with his responsibilities as Vice Chairman of the Board.

Mr. Weil, the only director who is employed by the Company, does not receive any additional compensation for his services as a director.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation awarded or paid by us and our subsidiaries to our Chief Executive Officer and the four other highest paid executive officers in fiscal 2005 (collectively, the “Named Executive Officers”) for services rendered for the fiscal years ended December 31, 2003, 2004 and 2005.

		Annual Compensation		Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus(1)	Restricted Stock Awards(2)		Securities Underlying Options	All Other Compensation(3)
		($)	($)	($)		(#)	($)
A. Lorne Weil	2005	1,000,000	1,432,500	699,250	(4)	75,000	21,666	(5)
Chairman and Chief Executive Officer	2004	816,000	1,000,000	—		150,000	17,524	(6)
	2003	790,958	1,000,000	378,692	(7)	1,150,0000	19,660	(8)
Michael R. Chambrello(9)	2005	375,000	272,809	393,342	(4)	1,042,000	675	(5)
President and Chief Operating Officer	2004	—	—	—		—	—
	2003	—	—	—		—	—
Cliff O. Bickell	2005	375,000	235,539	174,897	(4)	44,000	6,975	(5)
Vice President and Division President,	2004	375,000	234,379	—		28,000	7,173	(6)
Printed Products	2003	300,000	150,000	—		78,000	6,810	(8)
William J. Huntley(10)	2005	450,000	282,646	209,887	(4)	48,000	7,110	(5)
Vice President and Division President,	2004	425,000	275,000	—		34,000	7,262	(6)
Racing, Sports and Gaming Technology	2003	300,000	150,000	—		78,000	6,810	(8)
Steven M. Saferin	2005	350,000	227,528	163,233	(4)	68,000	6,930	(5)
Vice President and Division President,	2004	300,000	247,503	—		23,000	7,040	(6)
Ventures	2003	258,000	114,583	—		173,000	109,964	(8)

(1)             See “Report of the Compensation Committee,” which describes performance-based bonuses awarded to the Named Executive Officers under our management incentive compensation program. The amounts indicated represent bonuses earned with respect to the fiscal year, which were paid or deferred (under our deferred compensation plan) in the following year.

(2)             The number and value of the aggregate restricted stock held by the Named Executive Officers as of December 31, 2005 were as follows:  Mr. Weil, 73,241 shares with a value of $1,998,014; Mr. Chambrello, 14,063 shares with a value of $383,639; Mr. Bickell, 6,253 shares with a value of $170,582; Mr. Huntley, 7,504 shares with a value of $204,709; and Mr. Saferin, 5,836 shares with a value of $159,206. The value was determined by multiplying the number of shares held on December 31, 2005 by $27.28, the closing price of our stock on that day.

(3)             In accordance with SEC rules, amounts related to personal benefits have been omitted since such amounts did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer.

(4)             The amounts indicated as restricted stock awards for 2005 represent the grant date value of the awards of “performance restricted stock units” granted on December 15, 2005 to the named executives. The value of each award was calculated by multiplying the units subject to the award by $27.97, the closing price of our stock on the grant date. The awards vest over a period of five years subject to achievement of minimum performance targets for 2006.

(5)             The amounts indicated as All Other Compensation for 2005 consist of the following:

(i)               Employer contributions to defined contribution retirement plan: Mr. Weil, $10,500; Mr. Bickell, $6,300; Mr. Huntley, $6,300; and Mr. Saferin, $6,300.

(ii)            Insurance premiums paid for individual life insurance coverage:  Mr. Weil, $9,966.

(iii)         Insurance premiums paid for group term life insurance coverage:  Mr. Weil, $1,200; Mr. Chambrello, $675; Mr. Bickell, $675; Mr. Huntley, $810; and Mr. Saferin, $630.

(6)             The amounts indicated as All Other Compensation for 2004 consist of the following:

(i)               Employer contributions to defined contribution retirement plan: Mr. Weil, $10,250; Mr. Bickell, $6,500; Mr. Huntley, $6,500; and Mr. Saferin $6,500.

(ii)            Insurance premiums paid for individual life insurance coverage:  Mr. Weil, $6,074.

(iii)         Insurance premiums paid for group term life insurance coverage:  Mr. Weil, $1,200; Mr. Bickell, $673; Mr. Huntley, $762; and Mr. Saferin, $540.

(7)             The amount indicated represents the grant date value of an award of 48,241 shares of restricted stock granted to Mr. Weil on June 23, 2003 in connection with his new employment agreement. The value was calculated by multiplying the number of shares by $7.85, the closing price of our stock on the grant date.

(8)             The amounts indicated as All Other Compensation for 2003 consist of the following:

(i)               Employer contributions to defined contribution retirement plan: Mr. Weil, $10,000; Mr. Bickell, $6,000; Mr. Huntley, $6,000; and Mr. Saferin, $5,500.

(ii)            Insurance premiums paid for individual life insurance coverage:  Mr. Weil, $8,400.

(iii)         Insurance premiums paid for group term life insurance coverage:  Mr. Weil, $1,260; Mr. Bickell, $810; Mr. Huntley, $810; and Mr. Saferin $464.

(iv)          Relocation amounts:  Mr. Saferin, $104,000.

(9)             Mr. Chambrello became employed on July 1, 2005. The compensation shown in the above table reflects amounts paid to him for a partial year of employment.

(10)       Mr. Huntley assumed the position of President—Racing, Sports and Gaming Technology, a newly formed group, in March 2006. Prior to assuming this position, he served as President of our Systems Division.

Option Grants in Fiscal 2005

The following table sets forth information regarding stock options granted to the Named Executive Officers during the fiscal year ended December 31, 2005.

	Individual Grants				Potential Realizable Value
		% of Total			at Assumed
	Number of	Options			Annual Rates of Stock
	Securities	Granted to			Price Appreciation
	Underlying	Employees	Exercise		For Option Term(4)
	Options	In Fiscal	Price(3)	Expiration	5%	10%
Name	Granted(1)	Year	($/Share)	Date	($)	($)
A. Lorne Weil	75,000	2.59%	27.68	12/15/2015	1,305,585	3,308,609
Michael R. Chambrello(2)	1,000,000	34.59%	27.01	07/01/2015	16,986,444	43,046,984
Michael R. Chambrello	42,000	1.45%	27.68	12/15/2015	731,128	1,852,821
Cliff O. Bickell	25,000	0.86%	22.53	01/09/2015	354,225	897,675
Cliff O. Bickell	19,000	0.66%	27.68	12/15/2015	330,748	838,181
William J. Huntley	25,000	0.86%	22.53	01/09/2015	354,225	897,675
William J. Huntley	23,000	0.80%	27.68	12/15/2015	400,379	1,014,640
Steven M. Saferin	50,000	1.73%	22.53	01/09/2015	708,450	1,795,351
Steven M. Saferin	18,000	0.62%	27.68	12/15/2015	313,340	794,066

(1)             These options become exercisable in five equal installments, one-fifth of the total on each of the first, second, third, fourth and fifth anniversaries of the date of grant, or in full upon a change in control. In the event a holder’s employment is terminated under certain circumstances, his option may become fully vested and exercisable pursuant to his employment agreement with us (see “Employment Agreements”).

(2)             This option, which originally covered 1 million shares, was subsequently restructured such that, as of March 3, 2006, one-half of the shares covered by the option were cancelled and, in lieu thereof, a new grant of 166,667 restricted stock units was issued (representing one unit for every three surrendered options) (see “Employment Agreements”). The closing price of our stock on March 3, 2006 was $31.38, which exceeded the exercise price by $4.37 per share.

(3)             The exercise price of the options is equal to the fair market value of our common stock on the date of grant.

(4)             The dollar amounts under these columns are based upon calculations using assumed rates of appreciation set by the SEC and are not intended to forecast possible future appreciation of our stock price.

Aggregated Option Exercises in Fiscal 2005 and Year-End Option Values

The following table sets forth information for the Named Executive Officers with respect to the exercise of stock options during the fiscal year ended December 31, 2005 and the year-end value of unexercised options.

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at Dec. 31, 2005 (#)		Value of Unexercised In-the-Money Options at Dec. 31, 2005(1) ($)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
A. Lorne Weil.	0	0	2,400,250	556,750	$52,028,990	$7,749,680
Michael R. Chambrello	0	0	0	1,042,000	0	270,000
Cliff O. Bickell	63,480	1,220,360	32,570	118,950	426,863	862,478
William J. Huntley	29,750	500,508	62,000	127,750	870,993	882,302
Steven M. Saferin	25,000	450,250	19,200	180,200	184,270	1,836,808

(1)             Amounts are based on the difference between the closing price of our common stock on December 31, 2005 ($27.28) and the exercise price.

Supplemental Executive Retirement Plan

We adopted a Supplemental Executive Retirement Plan, or “SERP,” in fiscal 2000 in order to provide supplemental retirement benefits for certain of our senior executives. The SERP, as originally adopted, provided for retirement benefits according to a formula based on each participant’s years of service and average rate of compensation. The retirement benefit under the SERP was defined as a benefit payable upon a participant’s retirement (after reaching at least age 55 and having at least 10 years of full-time employment) consisting of a single annual payment for 15 consecutive years in an annual amount equal to 3% of the participant’s average compensation for the three highest consecutive calendar years in the last ten years before termination of employment, multiplied by the participant’s years of full-time employment with us up to a maximum of 15 years. Accordingly, the maximum annual payment under the SERP would be 45% of a participant’s highest average annual compensation. A participant could receive a total of 15 annual payments in that amount, or elect to receive the discounted present value of those 15 annual payments in equal installments over a period of 5 or 10 years or in a single lump sum.

We decided to discontinue the SERP in December 2005 and benefit accruals were frozen at December 31, 2005. With respect to the SERP’s four existing participants, their retirement benefits will be based upon agreed upon amounts which were calculated as of December 31, 2005 and which will be credited for interest at a rate of 4% per annum until benefits are distributed. The agreed upon amounts for participants other than Mr. Weil represent an annual payment equal to 45% of the participant’s “final compensation” (defined to mean the participant’s annual base salary rate and target bonus rate at December 31, 2005) with credit for 15 years of service. The agreed upon amount for Mr. Weil was based upon the rate in his employment contract at December 31, 2005 which provided for an annual benefit equal to approximately $878,000. The present value of the 15 annual payments of the annual benefit amount for each participant was then calculated as of December 31, 2005 at a discount rate of 4.5% (which approximates the 30 year Treasury rate contemplated under the SERP) to arrive at each participant’s aggregate accrued frozen benefit at December 31, 2005. Such aggregate amount, as increased at a rate of 4% per annum from January 1, 2006 until distributed to the participant, is expected to be distributed in a lump sum payment approximately six months after termination of employment. The payments are not subject to an offset for Social Security benefits or other amounts. For the Named Executive Officers who are participants in the SERP, the annual benefit amount and the aggregate benefit amount were as follows at December 31, 2005: Mr. Weil, $878,000 (annual benefit) and $9,853,000 (present value of aggregate benefit); and Mr. Huntley, $338,000 (annual benefit) and $3,788,000 (present value of aggregate benefit).

Prior to discontinuing the SERP, Mr. Weil had 15 years of credited service and Mr. Huntley had 32 years of credited service.

Deferred Compensation Plan

We have a non-qualified deferred compensation plan that enables our executive officers and other eligible employees to defer receipt of up to 50% of their base salary and up to 100% of the cash bonus that may be awarded under our management incentive compensation program. The plan also enables our non-employee directors to defer receipt of up to 100% of the fees and other cash compensation payable for director services. Accounts are maintained for each of the participants, who elect to have their accounts mirror the performance of investment options that we may offer from time to time. It is intended that amounts deferred under the plan will not be subject to any federal and, in most cases, state and local income taxes until participants receive payment from the plan. Unless participants elect to extend a deferral period, deferrals and related earnings will be paid as soon as practicable following the end of the deferral period. Accounts may be distributed prior to that date if a participant leaves the Company, dies or becomes disabled, if there is a change in control, if we terminate the plan or, under extremely limited circumstances, in the event of an “unforeseeable emergency.”

Employment Agreements

The following are summaries of the employment agreements with the Named Executive Officers listed in the Summary Compensation Table above, except Mr. Saferin whose agreement recently expired. We expect to enter into a new employment agreement with Mr. Saferin within the next few months which formalizes the terms of his employment and which is comparable to the agreements that we have with our other senior executives.

A. Lorne Weil.   Mr. Weil is employed under an amended and restated employment agreement dated as of February 28, 2003. The agreement has a term of employment ending December 31, 2007, which extends automatically for an additional year at the end of the term and on each succeeding annual anniversary thereafter unless written notice is given by us or by Mr. Weil prior to the June 30 preceding the date upon which such extension would become effective. Under the agreement, Mr. Weil is currently paid a base salary of $1,036,000 (subject to increases on each January 1 to reflect increases, if any, during the preceding twelve months in the Consumer Price Index for the Greater New York area) and has the opportunity to earn incentive compensation each year under our management incentive compensation program in amounts determined by the Compensation Committee, provided the opportunity is not less than 100% of his base salary and on terms at least as favorable as those offered to any other employee for the year. The agreement provides a formula for calculating Mr. Weil’s annual retirement benefit under the SERP which was approximately $878,000 as of December 31, 2005, the date on which the SERP was discontinued (see “Supplemental Executive Retirement Plan” above), and which amount was subject to future increases by $40,000 (plus an amount for inflation on the increased benefit) on each of December 31, 2006 and 2007 if he remained employed at that date. In connection with the discontinuation of the SERP, Mr. Weil’s aggregate retirement benefit under the SERP was determined to be $9,853,000, representing the lump sum present value of the benefit at December 31, 2005, which will be credited for interest at a rate of 4% per annum and distributed to him in a lump sum approximately six months after termination of employment.

In the event Mr. Weil’s employment is terminated by us without “cause” (which includes our election not to extend the term), or by Mr. Weil for “good reason” (which includes Mr. Weil’s election not to extend the term and the failure to agree to the terms of his continued employment), or by reason of “total disability” (as such terms are defined in the employment agreement), Mr. Weil will be entitled to receive: (a) cash severance in a lump sum equal to three times a “severance base amount” of approximately $1,942,000, which will be adjusted for inflation on January 1, 2007 based on the increase, if any, during the preceding twelve months in the Consumer Price Index for the Greater New York area; (b) his SERP benefit; (c) a pro rata annual incentive amount for the year of termination; (d) full vesting of stock options held at termination, which will remain exercisable until the scheduled expiration dates of such options; (e) full vesting and settlement of all deferred stock and other equity-based awards held at termination; (f) continued participation in certain employee benefit plans for a period of three years after termination other than due to “total disability,” in which case the period shall be until age 65, or, if such plans do not allow continuation, a payment in lieu of such benefits; and (g) a payment to fund any excise tax that may be imposed under Section 4999 of the Internal Revenue Code by reason of a change in control, as well as an amount to fund any taxes payable with respect to such payment by us. If Mr. Weil’s employment terminates due to retirement or death, Mr. Weil will be entitled to receive: (a) his SERP benefit; (b) a pro rata annual incentive amount for the year of termination; (c) full vesting of stock options held at termination, which will remain exercisable until the earlier of the third anniversary of the date of termination and the scheduled expiration dates of such options; and (d) full vesting and settlement of all deferred stock and other equity-based awards held at termination.

Michael R. Chambrello.   Mr. Chambrello is employed under an employment agreement dated July 1, 2005. The agreement has a term of employment ending June 30, 2008, which extends automatically for an additional year at the end of the term and on each succeeding annual anniversary thereafter unless written notice is given by us or by Mr. Chambrello at least 120 days preceding the date upon which such extension would become effective. Under the agreement, Mr. Chambrello is currently paid a base salary of approximately $765,000 (subject to increases on each January 1 to reflect increases, if any, during the preceding twelve months in the Consumer Price Index for the Greater New York area) and has the opportunity to earn up to 75% of his base salary as incentive compensation upon achievement of target level performance goals and up to 150% of his base salary as incentive compensation upon achievement of maximum performance goals. In addition, during the term of his employment under the agreement, Mr. Chambrello receives a monthly housing allowance of $5,000 and a monthly commutation allowance of $2,500.

Under the terms of Mr. Chambrello’s agreement, he was granted a stock option upon commencement of his employment on July 1, 2005 to purchase 1,000,000 shares of our common stock at an exercise price of $27.01 per share, representing the average of the high and low trading prices of the stock on the preceding day, which was scheduled to vest in one-third increments on each of the first, second and third anniversaries of his employment date. This option was subsequently restructured such that one-half of the shares covered by the option were cancelled and, in lieu thereof, he was issued 166,667 restricted stock units, representing one unit for every three surrendered options. The vesting schedule for the option was also extended from three years to five years. The restricted stock units vest over a period of five years subject to achievement of certain performance criteria for 2006. The restructuring of Mr. Chambrello’s award occurred in conjunction with the shift under our equity compensation program from an “options only” program to a mix of options and restricted stock units (which was implemented for executives and other employees shortly after Mr. Chambrello began his employment).

Mr.  Chambrello’s employment agreement provides that if his employment is terminated without “cause” or for “good reason” (as defined in the agreement), he will be entitled to receive: (a) his base salary for a period of 24 months; (b) a severance bonus amount equal to two times his highest incentive compensation in respect of one of the two most recent fiscal years (but not more than his base salary), paid over a period of 24 months; and (c) a pro rata annual incentive amount for the year of termination. If such a termination of Mr. Chambrello’s employment occurs within two years immediately following a “change in control” (as defined in the agreement), the employment agreement provides that he will be entitled to receive, in lieu of the payments described in the preceding sentence, a lump sum payment equal to the sum of: (a) three times his base salary; (b) a severance bonus amount equal to three times his highest incentive compensation in respect of one of the two most recent fiscal years (but not more than his base salary); and

(c) a pro rata annual incentive amount for the year of termination. Such payments would be subject to reduction to the largest amount that would result in no portion being subject to an excise tax under Section 4999 of the Internal Revenue Code or being disallowed as a deduction under Section 280G, provided Mr. Chambrello may elect that no such reduction occur if after reduction for any applicable federal excise tax and federal income tax, the total payments would be greater than the amount of the total payments as reduced. If Mr. Chambrello’s employment terminates due to disability, he will be entitled to receive his base salary for a period of 12 months (subject to offset for payments under our disability plan to the extent such payments would exceed 100% of base salary) and to receive a pro rata bonus for the year of termination, and in the event of Mr. Chambrello’s death, his estate will be entitled to a lump sum payment equal to six months of base salary and a pro rata bonus for the year of termination.

Cliff O. Bickell.   Mr. Bickell is employed under an Employment and Severance Benefits Agreement dated September 6, 2000. The agreement has a term of employment ending September 5, 2006, which extends automatically on that date for an additional year and on each succeeding anniversary thereafter unless written notice is given by us or by Mr. Bickell at least 30 days prior to the date upon which such extension would become effective. Mr. Bickell currently receives a base salary of $450,000 and has the opportunity to receive an annual cash bonus and an annual grant of stock options in amounts commensurate with, and based on substantially the same criteria as, those awarded to executive officers. Mr. Bickell also receives an annual transportation allowance of approximately $17,000. In the event Mr. Bickell’s employment is terminated by us without cause or in the event of a constructive termination, Mr. Bickell will be entitled to receive: (a) a sum each month for a period of one year after termination equal to one-twelfth of the highest annual rate of base salary plus bonus paid during the twenty-four month period preceding the date of termination; (b) a pro rata bonus for the year of termination; and (c) continued participation in certain employee benefit plans for a period of time not to exceed the period in which severance is being paid, and if such plans do not allow continuation and we are unable to obtain substantially similar benefits, payment in lieu of such benefits. If Mr. Bickell’s employment is terminated due to disability, he will be entitled to receive a pro rata bonus for the year of termination and to continue to receive all disability, life and medical insurance benefits for a period of twelve months as well as his base salary for such period (to the extent payments under our disability plan do not cover 100% of base salary); and in the event of Mr. Bickell’s death, his beneficiary will be paid a lump sum payment equal to six months of base salary and a pro rata bonus for the year of termination.

William J. Huntley.   Mr. Huntley is employed under an Employment and Severance Benefits Agreement dated September 6, 2000. The agreement has a term of employment ending September 5, 2006, which extends automatically on that date for an additional year and on each succeeding anniversary thereafter unless written notice is given by us or by Mr. Huntley at least 30 days prior to the date upon which such extension would become effective. Mr. Huntley currently receives a base salary of $500,000 and has the opportunity to receive an annual cash bonus and an annual grant of stock options in amounts commensurate with, and based on substantially the same criteria as, those awarded to executive officers. Mr. Huntley also receives an annual transportation allowance of approximately $17,000. In the event Mr. Huntley’s employment is terminated by us without cause or in the event of a constructive termination. Mr. Huntley will be entitled to receive: (a) a sum each month for a period of one year after termination equal to one-twelfth of the highest annual rate of base salary plus bonus paid during the twenty-four month period preceding the date of termination; (b) a pro rata bonus for the year of termination; and (c) continued participation in certain employee benefit plans for a period of time not to exceed the period in which severance is being paid, and if such plans do not allow continuation and we are unable to obtain substantially similar benefits, payment in lieu of such benefits. If Mr. Huntley’s employment is terminated due to disability, he will be entitled to receive a pro rata bonus for the year of termination and to continue to receive all disability, life and medical insurance benefits for a period of twelve months as well as his base salary for such period (to the extent payments under our disability plan do not cover 100% of base salary);

and in the event of Mr. Huntley’s death, his beneficiary will be paid a lump sum payment equal to six months of base salary and a pro rata bonus for the year of termination.

Change in Control Agreements

We are party to a Change in Control Agreement dated November 1, 1997 with various executives including Mr. Huntley. The Change in Control Agreement has a term ending on October 31, 2006, which extends automatically on that date for an additional year on each succeeding anniversary thereafter unless written notice is given prior to the April 30 preceding the date upon which such extension would become effective. Pursuant to the agreement, if we terminate the employment of an executive without “cause” or the executive terminates his employment for “good reason,” at the time of or within two years following a “change in control” (as such terms are defined in the agreements), such executive will be entitled to receive: (a) cash severance in a lump sum equal to two times the sum of his then current base salary and the higher of the average annual incentive compensation paid to him for the three prior years, and the amount payable to him upon achievement of the target level of performance for the year of termination; (b) a pro rata annual incentive amount for the year of termination; (c) full vesting of stock options held at termination, which will remain exercisable until the earlier of 36 months after termination and the scheduled expiration date of such options; (d) full vesting and settlement of all deferred stock held at termination; and (e) continued participation in certain employee benefit plans until the earliest of 18 months, the date equivalent benefits are provided by a subsequent employer, and age 65, or, if such plans do not allow continuation, payment in lieu of such benefits. The agreements also provide that if the executive’s employment is terminated without “cause” and he is not entitled to the severance described above, he will be entitled to receive a lump sum cash payment equal to his then current base salary.

Certain Relationships and Related Transactions

Under a letter dated March 8, 2004, we engaged Ramius Securities, LLC (“Ramius”) to act as a financial advisor on a non-exclusive basis in connection with certain acquisition, investment or financing transactions. If Ramius provides services with respect to a transaction which is consummated by us during the duration of the engagement letter or within 12 months thereafter, Ramius would receive a fee equal to 1%, or such other percentage (not to exceed customary amounts) as may be mutually agreed upon by the parties, of the acquisition consideration or other transaction value. The Company may engage a co-advisor or advisors in addition to Ramius for any transaction, in which case any fee to Ramius would be reduced by the fees of such co-advisor or advisors (provided that Ramius would receive a fee representing the relative value of its services as reasonably determined by us). We may also reasonably determine not to engage Ramius for any transaction, in which case Ramius would receive no fee. The engagement letter provides that Ramius would be entitled to reimbursement of reasonable out-of-pocket expenses (not to exceed $50,000 in any year unless previously approved by the Company) and contains certain customary indemnification and other provisions. The engagement letter continues for a period of three years, subject to earlier termination by either Ramius or the Company on 30 days’ notice. Peter A. Cohen, a director of the Company, is the President of Ramius and a principal of Ramius’ parent company, Ramius Capital Group, LLC.  We did not pay any fees to Ramius during 2005.

Under a consulting agreement dated March 8, 1997, as amended through October 2002, our subsidiary, MDI Entertainment Inc., retains 1010 Productions, Inc. to provide services in the areas of trade show activities, software development, systems design, purchasing and product fulfillment. The firm is compensated at a rate of $11,000 per month and is reimbursed for out-of-pocket expenses which were approximately $3,300 in 2005. Linda Kesterson-Saferin, the president and sole shareholder of 1010 Productions, Inc., is the spouse of Steven Saferin, our Vice President of Ventures who also serves as President of MDI Entertainment, Inc.

From November 2003 until December 2005, Luke Weil, the son of A. Lorne Weil, our Chief Executive Officer, worked as a consultant to Business Strategies & Insight, L.L.C. (“BSI”), a public affairs consulting firm that has assisted us since 2001 in strategic planning relating to our business with governmental customers, both domestically and overseas. For the year ended December 31, 2005, we paid BSI an aggregate of $1,183,350 in retainers and project fees and reimbursed them for approximately $199,000 of out-of-pocket expenses. During his tenure at BSI, Luke Weil was compensated by BSI at a rate of $5,000 per month and he devoted the majority of his time at BSI to the Scientific Games account. In December 2005, we entered into a new consulting agreement with BSI for services to be provided principally by BSI’s employee Laurance Gay in areas of business development, government relations and public relations. Under the agreement, BSI will receive approximately $480,000 in annual fees with the opportunity to earn an incentive fee of up to $300,000 each year. BSI will also be reimbursed for reasonable out-of-pocket expenses including $7,500 per month for travel and lodging costs incurred by Mr. Gay to be present in our New York offices. In addition, under the agreement, Mr. Gay was awarded a stock option to purchase 225,000 shares of our common stock and 75,000 restricted stock units. The awards have a five year vesting schedule, with 20% of the total vesting on each of the first five anniversaries of the date of grant. The agreement is for a term of three years.

Eric Pullman, the brother-in-law of Martin Schloss, our Senior Vice President, serves as President of Autotote Enterprises, our Connecticut OTB business, and Richard Balanetsky, the brother-in-law of DeWayne Laird, our Chief Financial Officer, is employed as a technical administrator in our Information Technology department. For 2005, Mr. Pullman’s compensation was approximately $250,000 and Mr. Balanetsky’s compensation was approximately $61,000.

In 2005, we reimbursed A. Lorne Weil for business travel using private aircrafts available to him under fractional ownership arrangements he purchased in December 2004. The rate of reimbursement is based on his cost computed at an hourly rate. For 2005, the reimbursements totaled $76,181.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership on Form 3 and reports of changes in their ownership on Forms 4 and 5 with the Securities and Exchange Commission (“SEC”). Based solely on a review of the copies of the reports that our directors, officers and ten percent holders filed with the SEC and on the representations made by such persons, we believe all applicable filing requirements were met during fiscal 2005, except that a late Form 4 was filed with respect to a grant of stock options in January 2005 by each of Robert Becker, Cliff Bickell, Sally Conkright, William Huntley, DeWayne Laird and Martin Schloss.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Howard Gittis (Chairman), Eric Turner and Joseph Wright, Jr. No member of this Committee is or has been an officer or employee of the Company or a subsidiary of the Company or had any relationship or transaction with the Company requiring disclosure under this item. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors administers the Company’s executive compensation program. The Committee’s responsibilities include determining the compensation of the Company’s Chief Executive Officer and the other executive officers of the Company, administering and approving awards under the Company’s equity incentive plans and advising the Board of Directors with regard to the adoption of new employee benefit plans and equity incentive plans. The Committee is comprised of three members of the Board of Directors who are not officers or employees of the Company. The Committee engages an outside compensation consultant for insight and advice on matters related to executive compensation.

Compensation Philosophy

The Committee believes that the executive compensation program should be designed to attract, retain, motivate and reward executives whose contributions drive the success of the Company. The program is structured to provide a compensation package that is competitive in its marketplace, that offers a mix of cash and equity incentive awards based on Company and individual performance and that aligns the interests of management and stockholders by providing annual performance-based bonuses and long-term equity incentives.

Compensation Components

The principal components of the Company’s compensation program consist of base salaries, annual performance-based bonuses and long-term equity awards.

The Committee reviews the compensation of the Company’s executives on an annual basis, taking into account such factors as competitive compensation levels, the executive’s responsibilities, experience and contributions and the Company’s performance. The Committee believes that a substantial portion of executive officer compensation should be tied to short-term and long-term Company performance. The Committee periodically reviews the Company’s overall executive compensation program against competitive practices and trends with the assistance of an outside compensation consultant, and reviews and analyzes marketplace data provided by such consultant for comparable companies. Based upon such reviews, the Committee believes that the target total compensation levels for the Company’s senior executives as a group should be positioned between the median and 75th percentile of the marketplace in light of the Company’s impressive performance. Actual total compensation may range year to year from below median to above the 75th percentile based upon actual results attained as well as individual executive performance and contribution. Beginning in 2005, the Committee increased the annual bonus opportunity range for approximately 15 key officers from a maximum amount equal to their target bonus to a payment of up to 200% of their target bonus for achievement of maximum performance goals. The additional bonus opportunity is designed to increase competitiveness relative to the marketplace and to offer greater incentives for superior performance by the individuals whose contributions impact the annual and long-term success of the Company.

Base Salaries.   The salary levels of the Company’s executive officers are reviewed on an annual basis to ensure that they are appropriate in comparison to peers in the competitive marketplace and in light of each individual’s responsibilities, contributions and performance. The Committee generally targets base salaries to approximate the median of the marketplace. Executives are eligible for merit increases to base salary at the time of promotion, increased responsibility and in recognition of individual performance and retention. Most executive officers did not receive salary adjustments during 2005. Six executive officers received increases beginning with the 2006 year in amounts ranging from $35,000 to $75,000. The Committee believes that these increases were consistent with Company financial performance and the individual performance of each of the executive officers. Three additional executive officers, including the

Chief Executive Officer, received an inflation adjustment in accordance with the terms of their employment agreements.

Annual Incentive Compensation.   The Company’s executive officers are eligible to receive annual cash bonuses under the Company’s management incentive compensation program (the “MICP”) which provides bonus opportunities based on three criteria: (1) the Company’s overall performance relative to financial targets approved for a given fiscal year, (2) the financial performance of individual business units of the Company for executives directly involved with the operation of those units, and (3) an assessment of the executive’s performance and contribution relative to individual goals and objectives including factors not quantitatively measurable by financial results. If the financial performance targets are met or exceeded, participants are eligible to receive cash bonuses based on a percentage of their base salaries. For 2005, the financial performance of the Company and its business units were principally measured by the attainment of “EBITDA” (Earnings Before Interest, Taxes, Depreciation and Amortization) targets established for the year with executive officers other than the Chief Executive Officer having the opportunity to earn a target bonus ranging from 50% to 75% of base salary and a maximum bonus ranging from 100% to 150% of base salary. For 2005, the Chief Executive Officer had the opportunity to earn up to 150% of his base salary as a target bonus and up to 200% of his base salary as a maximum bonus. Actual payments can vary from 0% up to the maximum bonus amount based on Company and individual performance. In awarding bonuses for the year, the Committee considered the achievement by the Company and business units of the financial performance targets set for the year as well as various other accomplishments relating to business development, operating performance and industry competitiveness as well the progress achieved during the year towards long-term objectives. The payout authorized by the Committee for 2005 represented approximately 95.5% of the target bonus amount based on corporate financial performance with the payout for the subjective portion of the bonus ranging from 90% to 100% of the target amount.

Long-Term Incentive Compensation.   The Company’s executive officers receive long-term incentive awards, such as stock options and restricted stock units, under the shareholder approved 2003 Incentive Compensation Plan that link their compensation with the long-term performance of the Company, align their interests with stockholders and encourage career service. Each year, executives have the opportunity to receive equity awards based on a formula approved by the Committee which, historically, equated to a number of stock options. In 2005, the Committee approved a shift in the long-term incentive program from awards that consisted primarily of stock options to a combination of stock options and restricted stock units. For the 2005 formula awards, the Committee approved aggregate individual awards representing approximately 15% of the executives’ target cash bonus for the upcoming fiscal year, subject to adjustment based on an evaluation of management, with one-half of the award issued in options and one-half in restricted stock units (based on a three to one ratio of one restricted stock unit for every three options). The awards vest over a period of five years subject, in the case of the awards of restricted stock units granted to certain of the executive officers, to satisfaction of minimum EBITDA targets for 2006.

In addition, as part of this shift in the long-term incentive program, the Committee approved the restructuring of two employment inducement stock option grants totaling 1,375,000 shares which were awarded during 2005, including an option for 1,000,000 shares to Mr. Chambrello in connection with his becoming President and Chief Operating Officer in July 2005. The restructuring of these grants was intended to align the equity incentives of newly hired executives with the incentives awarded under the new program and to reduce the number of shares issued as equity incentives. One-half of the shares subject to these inducement options were cancelled and, in lieu thereof, new awards of restricted stock units were issued based on a three to one ratio of one restricted stock unit for every three surrendered options. The restricted stock units vest over a period of five years, subject, in the case of Mr. Chambrello’s award, to achievement of minimum financial performance targets for 2006. The options were awarded as inducement grants pursuant to Nasdaq Marketplace Rule 4350 and the restricted stock units were awarded under the shareholder approved 2003 Incentive Compensation Plan.

Supplemental Executive Retirement Plan.   As part of the Committee’s continuing review of executive compensation and benefits, the Committee decided to discontinue the Company’s Supplemental Executive Retirement Plan, or “SERP,” as of the end of 2005. Benefit accruals under the SERP have been frozen and the retirement benefits for the SERP’s four existing participants will be based upon amounts calculated on December 31, 2005 and credited for interest at a rate of 4% per annum until benefits are distributed. (For additional information relating to benefits under the SERP, see “Supplemental Executive Retirement Plan” above.)

Chief Executive Officer Compensation

Mr.  Weil’s compensation is determined in the context of his employment agreement which provided him with a base salary rate of $1 million for 2005. In addition, the Committee approved an opportunity for Mr. Weil to earn a target bonus amount ranging from 100% to 150% of his base salary for achievement of the target level performance goals established for the year and a maximum bonus amount ranging from 150% to 200% of his base salary for achievement of the maximum performance goals established for the year. The Committee approved payment to Mr. Weil of $1,432,500 as an incentive amount for the year, representing 95.5% of his target bonus, as a result of the Company and Mr. Weil having achieved the financial and performance objectives discussed above. Mr. Weil also received a stock option award covering 75,000 shares and a restricted stock unit award covering 25,000 units, representing the formula awards discussed above for 2005 under the shareholder approved 2003 Incentive Compensation Plan. (For additional information relating to Mr. Weil’s employment agreement, see “Employment Agreements” above.)

Tax Deductibility of Executive Compensation

In implementing the Company’s compensation programs, the Committee’s general policy is to consider any significant effects of Section 162(m) of the Internal Revenue Code which limits a public company’s tax deduction for certain compensation in excess of $1 million paid to the chief executive officer and the four other most highly compensated executive officers serving at the end of the year. The Committee has taken steps so that incentive compensation as well as stock options and restricted stock units granted to senior executive officers can qualify as “performance-based” compensation which is excluded from the $1 million deductibility cap imposed under 162(m). Some forms of compensation, however, such as salary in excess of $1 million, incentive stock options and stock options awarded outside of our 2003 Incentive Compensation Plan, do not qualify for tax deductibility. While the Committee seeks to take advantage of favorable tax treatment in implementing the Company’s executive compensation programs, the Committee will authorize compensation that does not qualify for tax deductibility if the Committee believes it is necessary or appropriate to give priority to other objectives of the Company.

Compensation Committee

Howard Gittis, Chairman
Eric M. Turner
Joseph R. Wright, Jr.

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return over the five-year period ended December 31, 2005 of our common stock, the Nasdaq National Market, on which our shares of common stock are traded, and a peer group index of companies that provide services similar to ours, consisting of International Lottery and Totalisator Systems, Inc., Churchill Downs, Inc. and GTECH Holdings Corp. (the “Peer Group Index”). The peer group companies have been weighted based upon their relative market capitalization each year. The graph assumes that $100 was invested in our common stock, the Nasdaq and the Peer Group Index at the beginning of the period (December 31, 2000) and that all dividends were reinvested.

Comparison of Five-Year Cumulative Total Return

	12/00	12/01	12/02	12/03	12/04	12/05
Scientific Games Corporation	$100.00	$296.61	$246.10	$575.25	$808.14	$924.75
Nasdaq Stock Market	$100.00	$79.53	$56.34	$83.81	$91.33	$93.30
Peer Group Index	$100.00	$186.71	$220.04	$349.85	$380.27	$446.44

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates under a written charter adopted by the Board of Directors that is available on the Company’s website at www.scientificgames.com.

The Audit Committee oversees the accounting, auditing and financial reporting processes of the Company. As part of its oversight responsibilities, the Committee reviewed and discussed the Company’s financial statements for the year ended December 31, 2005 with management and Deloitte & Touche LLP, the independent accountants for the Company. The Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards 61, Communication with Audit Committees.

The Committee received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with Deloitte & Touche LLP its independence from the Company. The Committee also considered whether the provision of tax services and other non-audit services by Deloitte & Touche LLP are compatible with maintaining auditor independence.

Based on these reviews and discussions and in reliance thereon, the Committee recommended to the Board of Directors that the audited financial statements for the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Dated: March 2006	Audit Committee
Joseph R. Wright, Jr., Chairman*
Michael J. Regan*
Barry F. Schwartz
Sir Brian G. Wolfson

*                    As of April 1, 2006, Mr. Wright ceased serving on the Audit Committee and Mr. Regan began serving as Chair.

Fees Paid to Independent Accountants

Deloitte & Touche LLP billed the following fees for professional services rendered in respect of the Company’s fiscal years ended December 31, 2004 and 2005:

	2004 Fees	2005 Fees
Audit Fees	$2,233,000	$1,888,000
Audit Related Fees	$355,000	$658,000
Tax Fees	$1,527,000	$1,507,000
All Other Fees	0	0

The Audit Fees listed above were billed in connection with the audit of our consolidated financial statements for the fiscal year and the review of the financial statements included in our quarterly reports on Form 10-Q for the fiscal year and for services provided in connection with the requirements of the Sarbanes-Oxley Act of 2002. The Audit Related Fees listed above were billed for accounting consultations and audits in connection with acquisitions and in connection with filings with the Securities and Exchange Commission. The Tax Fees listed above were billed for tax compliance, planning and advice, including with respect to proposed and consummated acquisitions and the integration of recently acquired businesses and, for fiscal 2004, the majority of fees related to the reorganization of our international operations.

Pre-Approval Policy for Services Performed by Independent Accountant

The Audit Committee has responsibility for the appointment, compensation and oversight of the work of the independent accountant. As part of this responsibility, the Audit Committee must pre-approve all permissible services to be performed by the independent accountant.

The Audit Committee has adopted an auditor pre-approval policy which sets forth the procedures and conditions pursuant to which pre-approval may be given for services performed by the independent auditor. Under the policy, the Committee must give prior approval for any amount or type of service within four categories—audit, audit-related, tax services or, to the extent permitted by law, other services—that the independent accountant provides. Prior to the annual engagement, the Audit Committee may grant general pre-approval for independent auditor services within these four categories at maximum pre-approved fee levels. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval and, in those instances, such service will require separate pre-approval by the Audit Committee if it is to be provided by the independent auditor. For any pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence, whether the auditor is best positioned to provide the most cost effective and efficient service and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. The Audit Committee may delegate to one or more of its members authority to approve a request for pre-approval provided the member reports any approval so given to the Audit Committee at its next scheduled meeting.

PROPOSAL 2

APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Audit Committee has appointed Deloitte & Touche LLP as independent accountants for the fiscal year ending December 31, 2006 and stockholders are being asked to ratify such appointment.

Representatives of Deloitte & Touche LLP are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Approval of the proposal to ratify the appointment of the independent accountants requires the affirmative vote of a majority of the votes entitled to be cast in person or by proxy at the meeting. If the appointment is not ratified by stockholders, the Audit Committee will reconsider such appointment.

THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL

OTHER MATTERS

We are not aware of any matter other than those described in this Proxy Statement that will be acted upon at the annual meeting. In the event that any other matter properly comes before the meeting for a vote of stockholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matter.

We will pay the costs of proxy solicitation. Proxies are being solicited primarily by mail, but, in addition, our officers and employees may solicit proxies in person, by telephone or electronically. We have retained D.F. King & Co., Inc. to assist us in soliciting proxies at a fee of $5,000 plus reimbursement of reasonable out-of-pocket costs and expenses.

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, if a stockholder wants to submit a proposal for inclusion in our proxy materials for the next annual meeting of stockholders, it must be received at our principal executive offices, 750 Lexington Avenue, 25th Floor, New York, New York 10022, Attention: Secretary, not later than December 28, 2006. In order to avoid controversy, stockholders should submit proposals by means, including electronic means, that permit them to prove the date of delivery.

If a stockholder intends to present a proposal for consideration at the next annual meeting outside of the processes of Rule 14a-8 under Exchange Act, we must receive notice of such proposal at the address given above by March 12, 2007, or such notice will be considered untimely under Rule 14a-4(c)(1) under the Exchange Act, and our proxies will have discretionary voting authority with respect to such proposal, if presented at the annual meeting, without including information regarding such proposal in our proxy materials.

The deadlines described above are calculated by reference to the mailing date of the proxy materials for this year’s annual meeting. If the Board changes the date of next year’s annual meeting by more than 30 days, the Board will, in a timely manner, inform stockholders of such change and the effect of such change on the deadlines given above by including a notice under Item 5 in our earliest possible quarterly report on Form 10-Q or, if that is impracticable, by any means reasonably calculated to inform the stockholders.

Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

By Order of the Board of Directors
MARTIN E. SCHLOSS
Senior Vice President and Secretary
Dated: April 27, 2006

SCIENTIFIC GAMES CORPORATION

750 Lexington Avenue, 25th Floor, New York, New York 10022

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS – JUNE 8, 2006

The undersigned hereby appoints Martin E. Schloss and DeWayne E. Laird, or either of them, as Proxy or Proxies of the undersigned with full power of substitution to act for the undersigned and to vote the full number of shares of the Class A Common Stock of Scientific Games Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Scientific Games Corporation to be held at the Regency Hotel, 540 Park Avenue, New York, New York at 2:00 p.m., on Thursday, June 8, 2006, and at any adjournments or postponements thereof, in accordance with the instructions set forth on this proxy card, and in their discretion, with respect to all other matters that may properly come before the meeting. Any proxy heretofore given by the undersigned with respect to such shares is hereby revoked.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

SCIENTIFIC GAMES CORPORATION

June 8, 2006

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.	COMPANY NUMBER
-OR-
TELEPHONE - Call 1-800-PROXIES (1-800-776-9437) and follow the recorded instructions. Have your proxy card available when you call.	ACCOUNT NUMBER
-OR- MAIL - Complete, sign, date and mail your proxy card in the enclosed postage-paid envelope.

You may enter your voting instructions at www.voteproxy.com or 1-800-PROXIES up until 11:59 PM Eastern Time the day before the meeting date.

            Please detach along perforated line and mail in the envelope provided ONLY IF you are not voting by Internet or telephone.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE COMPLETE, SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:					FOR ☐	AGAINST ☐	ABSTAIN ☐
2. Ratification of Deloitte & Touche LLP as independent
accountants of the Company for the fiscal year ending
		NOMINEES:	December 31, 2006.
☐	FOR ALL NOMINEES	A. Lorne Weil
Peter A. Cohen
☐	withhold authority frOM all nominees	Gerald J. Ford	3. On such other matters as may properly come before the meeting.
Howard Gittis
Ronald O. Perelman
☐	for all except (See instruction below)	Michael J. Regan

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder.  If no direction is given, this proxy will be voted FOR the election of all the nominees for director listed in Proposal 1, FOR Proposal 2 and, in accordance with the judgment of the Proxies, for or against any other matters that may properly come before the meeting.

Barry F. Schwartz
Eric M. Turner
Sir Brian G. Wolfson
Joseph R. Wright. Jr.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the name(s) of any such nominee(s) in the space provided below:

Please check if you plan to attend the meeting. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above.		☐

Signature		Date:	Signature	Date:

Note:	Please sign exactly as your name(s) appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, guardian or in other representative capacity, please give full title as such.